Exhibit 10.59

STOCK PURCHASE AGREEMENT

                   This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 15th day of September, 2005 (the “Effective Date”), between VaxGen, Inc., a Delaware corporation (“VaxGen”), and Nexol Co., Ltd., a company organized and existing under the laws of the Republic of Korea (“Buyer”).

Recitals

                   WHEREAS, VaxGen desires to sell to Buyer, and Buyer desires to purchase from VaxGen, all of VaxGen’s right, title, and interest in and to 250,000 shares of common stock (the “Purchased Shares”) of Celltrion, Inc., a joint stock corporation organized under the laws of the Republic of Korea (“Celltrion”), free and clear of all Liens (as defined in Section 6 below), against payment by Buyer to VaxGen of the Purchase Price (as defined in Section 3.1 below).

                   NOW, THEREFORE, in consideration of the covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Sale and Purchase. VaxGen hereby sells, transfers and assigns to Buyer, and Buyer hereby purchases and acquires from VaxGen, the Purchased Shares, free and clear of all Liens (as defined in Section 6 below), in exchange for the delivery by Buyer of the Purchase Price (as defined in Section 3.1 below).

2. Delivery of Certificates. Concurrently with the sale, transfer, and assignment of the Purchased Shares pursuant to Section 1, VaxGen has delivered to Buyer a certificate or certificates representing the Purchased Shares and, to the extent necessary to transfer and assign the Purchased Shares to Buyer, a stock transfer duly executed in blank.

3. Purchase Price; Accession Agreement.

         3.1 Purchase Price. In consideration for the sale, transfer and assignment of the Purchased Shares by VaxGen to Buyer in accordance with Section 1 and the delivery of the certificates pursuant to Section 2, Buyer shall pay the sum of Two billion five hundred million Korean Won (KRW 2,500,000,000) (the “Purchase Price”) by wire transfer of immediately available funds, by September 30, 2005. However, in compliance with Korean Tax Law, any withholding paid by the buyer on behalf of the seller will be deducted from the purchase price to be remitted to the seller. (Account Info: Beneficiary: Celltrion, Inc. Bank Name: NACF. Account Number: 566-17-003100.)

         3.2 Late Payment. In the event that Buyer fails to complete payment of the Purchase Price by November 30, 2005, interest amounting to 1% of the outstanding balance will be charged and due monthly until payment is completed..

4. Representations and Warranties of VaxGen. VaxGen hereby represents and warrants to Buyer as of the Effective Date as follows:

         4.1 Existence and Good Standing. VaxGen is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         4.2 Power and Authority; Due Execution. VaxGen has all necessary power and authority, and has taken all action on its part necessary, to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly executed and delivered by VaxGen and, assuming it has been duly executed and delivered by Buyer, constitutes a legal, valid and binding obligation of VaxGen, enforceable against VaxGen in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         4.3 Consents. The execution and delivery by VaxGen of this Agreement and the performance by VaxGen of its obligations hereunder do not require the consent, approval, or authorization of any third party, other than such consents, approvals and authorizations that have been obtained prior to the execution and delivery of this Agreement.

         4.4 No Violations, Breaches, or Defaults. The execution and delivery by VaxGen of this Agreement and the performance by it of its obligations hereunder do not and will not, with or without the giving of notice, the lapse of time or both: (a) violate its certificate of incorporation or bylaws; (b) materially violate any applicable law; or (c) breach, in any material respect, or result in a material default under, any term or provision of any contract or agreement of, or binding on, VaxGen.

         4.5 Title. VaxGen (a) is the record and beneficial owner of the Purchased Shares, (b) has all right, title, and interest in and to the Purchased Shares, and (c) has all requisite power and authority to sell, assign, transfer, and deliver the Purchased Shares, free and clear of all Liens. Upon delivery of certificates evidencing the Purchased Shares and payment by Buyer of the Purchase Price in accordance with this Agreement and the delivery by Buyer of the Accession Agreement in accordance with Section 3.2, and assuming that Buyer is acting in good faith and without any notice of any adverse claim (as defined in Section 8102 of the California Commercial Code), Buyer will acquire the Purchased Shares free of any adverse claim.

5. Representations and Warranties of Buyer. Buyer hereby represents and warrants to VaxGen as of the Effective Date as follows:

         5.1 Existence and Good Standing. Buyer is a company duly organized, validly existing and in good standing under the laws of the Republic of Korea.

         5.2 Power and Authority; Due Execution. Buyer has all necessary power and authority, and has taken all action on its part necessary, to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and, assuming it has been duly executed and delivered by VaxGen, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

         5.3 Consents. The execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder do not require the consent, approval, or authorization of any third party, other than such consents, approvals and authorizations that have been obtained prior to the execution and delivery of this Agreement.

         5.4 No Violations, Breaches, or Defaults. The execution and delivery by Buyer of this Agreement and the performance by it of its obligations hereunder do not and will not, with or without the giving of notice, the lapse of time or both: (a) violate its bylaws; (b) materially violate any applicable law; or (c) breach, in any material respect, or result in a material default under, any term or provision of any contract or agreement of, or binding on, Buyer.

         5.5 Disclosure of Information. Buyer has had an opportunity to ask questions and receive answers from VaxGen regarding the transaction contemplated by this Agreement. Buyer acknowledges and agrees that except as specifically set forth herein, Buyer is relying entirely on its own due diligence investigations with respect to its decision to purchase the Purchased Shares. Buyer further acknowledges that, except as expressly set forth in Section 4, VaxGen makes no representations or warranties of any kind or nature regarding the Purchased Shares or Celltrion or its business or prospects.

         5.6 Investment Experience. Buyer is an experienced investor and is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Purchased Shares.

         5.7 Restricted Securities. Buyer understands that the Purchased Shares (a) have not been registered under the securities laws of the United States or any state thereof, the laws of the Republic of Korea, or any other country, state, or province, and (b) are being acquired in a transaction not involving a public offering and that under, applicable law, such securities may be subject to restrictions or prohibitions on subject sales or transfers.

6. Definition of “Lien”. As used in this Agreement, the term “Lien” shall mean any mortgage, security interest, pledge, hypothecation, assignment, lease, encumbrance, lien, or restriction on transfer of any kind or nature, other than restrictions on transfer imposed by applicable law or contained in the Joint Venture Agreement.

7. General Terms.

         7.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflicts of law.

         7.2 Arbitration.

                   (a) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement or any agreement, schedule or exhibit contemplated hereby or entered into pursuant hereto, or the performance, breach or termination hereof or thereof, shall be submitted to binding arbitration, and any such Dispute shall be decided by one (1) arbitrator mutually agreeable to VaxGen and Buyer. If VaxGen and Buyer cannot agree on one (1) arbitrator, the Dispute shall be submitted to the American Arbitration Association (“AAA”) in San Francisco, California, and AAA shall appoint an arbitrator to resolve the Dispute under its Commercial Arbitration Rules. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery, while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the Dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, if the arbitrator determines that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.

                   (b) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in San Francisco, California under the Commercial Arbitration Rules then in effect of AAA. The non-prevailing party to an arbitration shall pay its own costs and expenses, the fees and costs of the arbitrator, the administrative costs of the arbitration, and the expenses, including without limitation, reasonable attorneys’fees and costs, incurred by the other party to the arbitration.

         7.3 Notices. All notices, requests, demands, claims, and other communications permitted or required to be given under this Agreement shall be in writing. Any such notice, request, demand, claim, or other communication shall be deemed duly given and received (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service, charges prepaid, (c) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail (with electronic verification of its transmission), or (d) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth on the signature page of this Agreement.

         7.4 Publicity. Each party agrees not to disclose the subject mater of this Agreement without the prior written permission of the other parties hereto, except as may be required under applicable law or the rules of any applicable securities exchange or market.

         7.5 Payment of Expenses. Each party shall pay its own costs and expenses in connection with the negotiation and documentation of this Agreement and the consummation of the transaction contemplated hereby.

         7.6 Assignment. Neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party; provided, that any party may assign its rights and delegate its duties under this Agreement with notice to, but without the consent of, the other parties in connection with a corporate reorganization or restructuring, merger, consolidation, or sale or other disposition of all or substantially all of such party’s stock or assets and, in such case, this Agreement shall be binding on, inure to the benefit of, and be enforceable by, the successor.

         7.7 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

         7.8 Counterparts. This Agreement may be executed in counterparts and by facsimile signature, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

         7.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         7.10 Entire Agreement. This Agreement constitutes the full and entire understanding between the parties with regard to the subject matter hereof and supercedes all prior negotiations or understandings of the parties with respect to the subject matter hereof, whether oral or written.

         7.11 Amendment; Waiver. Any term of this Agreement may be amended only with the prior written consent of the parties hereto. The observance of any term of this Agreement may be waived only with the written consent of the party entitled to the benefit of such term.

         7.12 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision or provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         7.13 Further Assurances. Each party shall take all actions and execute all documents reasonably necessary to effectuate the purposes and intents of this Agreement.

[SIGNATURE PAGE FOLLOWS]

                   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VAXGEN, INC. By: /s/ James P. Panek ———————————————— Name: James P. Panek Title: Senior Vice President Address: _________________________ _________________________ Fax:______________________	NEXOL CO., LTD. By: /s/ Jung Jin Seo ———————————————— Name: Jung Jin Seo Title: Chief Executive Officer Address: _________________________ _________________________ Fax:______________________